ALGERNON PHARMACEUTICALS™

CSE:AGN | OTCQB:AGNPF | XFRA:AGW0

ALGERNON PHARMACEUTICALS™

CSE:AGN | OTCQB:AGNPF | XFRA:AGW0

Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-262878 Relating to Preliminary Prospectus dated May 9, 2022

DISCLAIMER

Certain statements in this presentation (the "Presentation") are forward-looking statements, which are made as of the date of this Presentation or as of the date of the effective date of information described in this presentation, as applicable. Forward-looking statements relate to future events or future performance and reflect current estimates, predictions, expectations or beliefs regarding future events and include, without limitation, statements with respect to: (i) Algernon Pharmaceuticals Inc. ("Algernon" or the "Company") obtaining the necessary regulatory approvals; (ii) that regulatory requirements will be maintained; (iii) general business and economic conditions; (iv) the Company's ability to successfully execute its plans and intentions; (v) the availability of financing on reasonable terms; (vi) the Company's ability to attract and retain skilled staff; (vii) market competition; (viii) the products and technology offered by the Company's competitors; (ix) the maintenance of the Company's current good relationships with its suppliers, service providers and other third parties; (x) financial results, future financial position and expected growth of cash flows; (xi) business strategy, including budgets, projected costs, projected capital expenditures, taxes, plans, objectives, potential synergies and industry trends; (xii) research and development; (xiii) expectations concerning the size and growth of the global medical technology market; and (xiv) the effectiveness of the Company's products compared to its competitors' products.

Forward-looking statements relate to future events or the future performance of Algernon and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "budget", "scheduled", "estimates", "projects", "targets", "forecasts", "intends", "anticipates", or "does not anticipate", or "believes" or variations (including negative and grammatical variations) of such words and phrases or state that certain actions, events or results "likely", "may", "could", "would", "might", or "will be taken", "occur", or "be achieved". Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking information, including without limitation: (i) the availability and continuation of financing; (ii) the effectiveness of the Company's technology and the Company's ability to bring its technology to commercial production; (iii) any statements regarding the Company's intention to seek additional indications for its products; (iv) continued growth of the global medical technology market; (v) the Company's limited operating history, difficulty in forecasting sales and limited market for the securities; and (vi) a continued minimal regulatory/legal burden concerning the development, production, sale and use of the Company's technology. While the Company believes the expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company's control. These and other important factors may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. For a list and description of the risk and uncertainties inherent in the forward-looking statements, see the

Registration Statement on Form F-1 as amended (File No. 333-262878), filed with the United States Securities and Exchange Commission (the "SEC"), including the preliminary prospectus dated May 9, 2022. The forward-looking statements in this Presentation are made only as of the date hereof. Except as required by law, the Company assumes no obligation and does not intend to update these forward-looking statements or to conform these statements to actual results or to changes in the Company's expectations.

All forward-looking information is expressly qualified in its entirety by this cautionary statement.

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DISCLAIMER (cont.)

This Presentation provides general background information about the activities of Algernon. The Presentation also contains projections and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry and our business. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. All information is derived solely from management of Algernon and otherwise publicly available third-party information that has not been independently verified by the Company. Further, it does not purport to be complete nor is it intended to be relied upon as advice (legal, financial, tax or otherwise) to current or potential investors. Each prospective investor should contact his, her or its own legal adviser, independent financial adviser or tax adviser for legal, financial or tax advice.

No person has been authorized to give any information or make any representations other than those contained in this Presentation and, if given and/or made, such information or representations must not be relied upon as having been so authorized.

This Presentation does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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FREE WRITING PROSPECTUS

This presentation highlights basic information about the Company and the offering. Because it is a summary that has been prepared solely for informational purposes, it does not contain all of the information that you should consider before investing in our Company. Except as otherwise indicated, this presentation speaks only as of the date hereof.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the United States Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

This presentation includes industry and market data that we obtained from industry publications and journals, third-party studies and surveys, internal company studies and surveys, and other publicly available information. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this presentation, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions that were used in preparing the forecasts from the sources relied upon or cited herein.

We have filed a registration statement on Form F-1 (File No.333-262878) with the SEC, including a preliminary prospectus dated May 9, 2022 (the "Preliminary Prospectus"), with respect to the offering of our securities to which this communication relates. Before you invest, you should read the Preliminary Prospectus (including the risk factors described therein) in the registration statement and, when available, the final prospectus relating to the offering, and the other documents we have filed with the SEC, for more complete information about the Company and the offering. You may obtain these documents, including the Preliminary Prospectus, for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling (212) 409-2000 or by email at prospectus@ladenburg.com.

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DEVELOPMENT OF NOVEL DRUG TREATMENTS

Algernon potentially reduces corporate risk by having several chemically distinct Phase-2-Ready compounds selected using the following criteria:

Safety
Investigating already approved Drugs Reduce Risk of Study Failure From Safety Issues

Effectiveness
Comparable or Better Activity to Leading Approved Therapy in Gold Standard Animal Models.

Speed to market
Rapid Entry Phase II Trials and Reduced Development Times Maximizes Patent Life

Pricing
Original Drugs Not Approved in US or EU Minimizes off Label Prescriptions (Major Challenge with Repurposing)

REPURPOSED LEAD COMPOUNDS SAFETY HISTORY

25+ YEARS

CSE: AGN | OTC: AGNPF | XFRA: AGW0

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HO
N
HO

LEAD DRUG: NP-120 (IFENPRODIL)

Prior / Existing Indications	Our Indications	Current Therapies	Sales / Market Size
• Peripheral Arterial Obstructive Disease (France until 2015)	Idiopathic Pulmonary Fibrosis  IPF Phase 2	• Ofev (Nintedanib) • Esbriet (Pirfenidone)	• Ofev - $2.28B[1] • Esbriet - >$1B[2]
• Vertigo (Japan | South Korea)	 CHRONIC COUGH Phase 2	• No Regulatory Approved Treatment in the U.S.	• Est. Market Size $1.4B in 2018, growing at CAGR of 6.6% to 2024[3]

(1) https://www.thepharmaletter.com/article/boehringer-says-it-did-well-in-2020-despite-impact-of-covid-19
(2) https://www.biopharmadive.com/news/roche-promedior-acquisition-ipf-fibrosis/567447/
(3) https://www.industryarc.com/Research/Cough-Remedies-Market-Research-501866?mod=article_inline

CSE: AGN | OTC: AGNPF | XFRA: AGW0

ALGERNON PHARMACEUTICALS

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MECHANISM OF ACTION – COUGH CLINICAL CANDIDATES

CNS Receptors Control Urge to Cough

Drug Candidates Acting on CNS Receptors

- Ifenprodil (Algernon)
  - ➤ NMDAR Antagonist

Lung Irritants That Cause Cough

- Cigarette Smoke
- Allergens
- Pollution

Drug Candidates Acting on Nerves in Lung/Airway Tissue

- Gefapixant (Merck)
- BLU-5937 (Bellus)
  - ➤ Both P2X3R Antagonists

ALGERNON PHARMACEUTICALS 9

MEDICAL AND SCIENTIFIC ADVISORS

Algernon Medical & Scientific Advisory Board

Dr. Mark Swaim, MD, PhD
Dr. Jacky Smith, MB, ChB, FRCP, PhD
Dr. Martin Kolb MD, PhD

Idiopathic Pulmonary Fibrosis

Dr. Martin Kolb MD, PhD

Pancreatic & Small Cell Lung Cancer

Dr. William North PhD
Dr. Konstantin H. Dragnev, MD
Dr. Kathryn C. Hourdequin, MD

Chronic Cough

Dr. Jacky Smith, MB, ChB, FRCP, PhD

Stroke

Dr. Rick Strassman MD
Dr. David Nutt DM, FRCP, FRCPSYCH, FSB, FMEDSCI
Dr. Dennis Choi MD, PhD
Dr. Todd A. Verdoorn, PhD
Dr. Anthony Rudd, MB, BChir, FRCP, CBE
Dr. Robert Simister MA MB BS PhD FRCP
Dr. Steven Wolf, PT, PhD, FAPTA

CSE: AGN | OTC: AGNPF | XFRA: AGW0
ALGERNON PHARMACEUTICALS
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ALGERNON PHARMACEUTICALS™

CSE:AGN | OTCQB:AGNPF | XFRA:AGW0